Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our report on our audit of the consolidated financial statements of Milestone Scientific, Inc. and Subsidiaries for the year ended December 31, 2003, included in this Annual Report on Form 10-KSB for the year ended December 31, 2004 is dated March 26, 2004. We consent to the incorporation by reference of our report in the following Registration Statements previously filed by Milestone Scientific, Inc. with the Securities and Exchange Commission pursuant to the Securities Act of 1933, Form S-3 (SEC File No.333-39784) and Form S-3 (SEC File no. 333-118807).


/s/ J.H. Cohn LLP

Roseland, New Jersey
March 30, 2005


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